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                           MARSHALL & ILSLEY CORPORATION            EXHIBIT 12
                  Computation of Ratio of Earnings to Fixed Charges
                                    ($000's)
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                                              Nine
                                             Months
                                              Ended                    Years Ended December 31,
                                          September 30,------------------------------------------------------
Earnings:                                     1996        1995       1994       1993       1992       1991
                                          ------------ ---------- ---------- ---------- ---------- ----------
  Earnings before income taxes,
   extraordinary items and
   cumulative effect of changes
   in accounting principles                 $  216,681 $  299,879 $  167,803 $  264,584 $  231,792 $  186,738

  Fixed charges, excluding
   interest on deposits                         82,189    108,683     77,074     47,905     50,687     66,641
                                            ---------- ---------- ---------- ---------- ---------- ----------
    Earnings including fixed
     charges but excluding interest
     on deposits                               298,870    408,562    244,877    312,489    282,479    253,379

  Interest on deposits                         266,498    331,734    255,861    272,100    334,443    448,757
                                            ---------- ---------- ---------- ---------- ---------- ----------
    Earnings including fixed charges
     and interest on deposits               $  565,368 $  740,296 $  500,738 $  584,589 $  616,922 $  702,136
                                            ========== ========== ========== ========== ========== ==========

Fixed Charges:

  Interest Expense:

    Short-term borrowings                   $   42,224 $   47,740 $   39,681 $   18,010 $   17,606 $   32,065

    Long-term borrowings                        34,538     53,709     30,537     23,088     26,439     27,770

    One-third of rental expense for
     all operating leases (the amount
     deemed representative of the
     interest factor)                            5,427      7,234      6,856      6,807      6,642      6,806
                                            ---------- ---------- ---------- ---------- ---------- ----------
    Fixed charges excluding
     interest on deposits                       82,189    108,683     77,074     47,905     50,687     66,641

    Interest on deposits                       266,498    331,734    255,861    272,100    334,443    448,757
                                            ---------- ---------- ---------- ---------- ---------- ----------
    Fixed charges including
     interest on deposits                   $  348,687 $  440,417 $  332,935 $  320,005 $  385,130 $  515,398
                                            ========== ========== ========== ========== ========== ==========

Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                  3.64 x     3.76 x     3.18 x     6.52 x     5.57 x     3.80 x

  Including interest on deposits                  1.62 x     1.68 x     1.50 x     1.83 x     1.60 x     1.36 x

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